UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Schedule 13G


                    Under the Securities Exchange Act of 1934



                                 7TH LEVEL, INC.
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                         (Title of Class of Securities)

                                   817916 10 9
                                 (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                         (Continued on following pages)

                                Page 1 of 5 Pages

CUSIP No. 817916 10 9                  Schedule 13G            Page 2 of 5 Pages



1    NAME OF REPORTING PERSON                                  George D. Grayson
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States


    NUMBER OF

      SHARES       5      SOLE VOTING POWER          73,007

   BENEFICIALLY
                   6      SHARED VOTING POWER             0
     OWNED BY

       EACH        7      SOLE DISPOSITIVE POWER     73,007

    REPORTING
                   8      SHARED DISPOSITIVE POWER        0
   PERSON WITH


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    73,007

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    0.5%

12   TYPE OF REPORTING PERSON*

                                    IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 817916 10 9                  Schedule 13G            Page 3 of 5 Pages


Item 1.

         (a)      Name of Issuer:
                  --------------

                  7th Level, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  1110 E. Collins Blvd.
                  Richardson, Texas 75081


Item 2.

         (a)      Name of Person Filing:
                  ---------------------

                  George D. Grayson

         (b)      Address of Principal Business Office or, if none, Residence:
                  -----------------------------------------------------------

                  2801 Dublin Road
                  Parker, Texas  75002

         (c)      Citizenship:
                  -----------

                  United States

         (d)      Title of Class of Securities:
                  ----------------------------

                  Common Stock, $.01 par value

         (e)      CUSIP No.:
                  ---------

                  817916 10 9

Item 3.           Not Applicable.

Item 4.           Ownership.
                  ---------

         The following information relates to the reporting person's ownership of Common Stock, $.01 par value, of the issuer as of December 31, 1997.

CUSIP No. 817916 10 9                  Schedule 13G            Page 4 of 5 Pages


         (a)      Amount Beneficially Owned:
                  -------------------------

                  73,007

         (b)      Percent of Class:
                  ----------------

                  0.5%

         (c)      Number of Shares as to Which Such Person Has:
                  --------------------------------------------

                         (i)        Sole power to vote or to direct the vote:

                                    73,007

                        (ii)        shared power to vote or to direct the vote:

                                    0

                       (iii) sole power to dispose or to direct the disposition of:

                                    73,007

                        (iv) shared power to dispose or to direct the disposition of;

                                    0

Item 5.           Ownership of Five Percent or Less of a Class.
                  --------------------------------------------

                         If this  statement  is being  filed to report  the fact
                    that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.           Ownership of  More  than Five  Percent  on Behalf  of  Another
                  --------------------------------------------------------------
                  Person.
                  ------

                    Not Applicable.

Item 7.           Identification and  Classification  of  the  Subsidiary  Which
                  --------------------------------------------------------------
                  Acquired the Security Being  Reported on by the Parent Holding
                  --------------------------------------------------------------
                  Company.
                  -------

                    Not Applicable.

CUSIP No. 817916 10 9                  Schedule 13G            Page 5 of 5 Pages

Item 8.           Identification and Classification of Members of the Group.
                  ---------------------------------------------------------

                    Not Applicable.

Item 9.           Notice of Dissolution of Group.
                  ------------------------------

                    Not Applicable.

Item 10.          Certification.
                  -------------

                    Not Applicable.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 23, 1998

                                                 GEORGE D. GRAYSON


                                                  By:  /s/ George D. Grayson
                                                       -------------------------
                                                  Name:    George D. Grayson